Exhibit 99.1

Press Release

Synta Pharmaceuticals Closes Public Offering of Common Stock

LEXINGTON, Mass.—(BUSINESS WIRE)—Apr. 6, 2015— Synta Pharmaceuticals Corp. (NASDAQ: SNTA) announced today the closing of its underwritten public offering of 25,300,000 shares of common stock, including 3,300,000 shares sold pursuant to the full exercise of the option to purchase additional shares previously granted to the underwriters, at a public offering price of $1.75 per share. Gross proceeds to Synta are approximately $44.3 million, before deducting the underwriting discounts and commissions and estimated offering expenses payable by Synta.

Jefferies LLC and Cowen and Company, LLC acted as joint book-running managers for the offering, and JMP Securities LLC and Roth Capital Partners, LLC acted as co-managers for the offering.

The securities described above were offered by Synta pursuant to a shelf registration statement that was previously filed with and declared effective by the Securities and Exchange Commission (SEC). This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A final prospectus supplement related to the offering was filed with the SEC and is available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, Jefferies LLC, 520 Madison Avenue, 12th Floor, New York, NY, 10022, by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com or Cowen and Company, LLC, c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 631-274-2806, Fax: 631-254-7140.

About Synta Pharmaceuticals

Synta Pharmaceuticals Corp. is an innovative, agile biopharmaceutical company focused on research, development and commercialization of novel oncology medicines that have the potential to change the lives of cancer patients. Synta’s lead oncology drug candidate, ganetespib, a novel heat shock protein 90 (Hsp90) inhibitor, is currently being evaluated in several clinical trials including the pivotal GALAXY-2 Phase 3 trial in non-small cell lung cancer. Building on its extensive expertise in the science of Hsp90, Synta also has a novel proprietary Hsp90 inhibitor Drug Conjugate (HDC) small molecule drug development program.

IND enabling studies have commenced for the first clinical candidate from the HDC program, STA-12-8666, and preclinical evaluation of additional HDC candidates is ongoing.

Source: Synta Pharmaceuticals Corp.

Investors:

Synta Pharmaceuticals Corp.
Daniel Cole, 781-541-7250
dcole@syntapharma.com

or

Argot Partners
Andrea Rabney, 212-600-1494
andrea@argotpartners.com

or

Media:

Argot Partners
Eliza Schleifstein, 917-763-8106
eliza@argotpartners.com